Exhibit 8.3

[Letterhead of Gómez-Pinzón Zuleta Abogados S.A.]

September 11, 2012

GPZ-459-12

Bancolombia S.A.,

Carrera 48 No. 26- 85 Avenida Los Industriales,

Medellín,

Colombia.

Ladies and Gentlemen:

We have acted as special Colombian counsel of Bancolombia S.A., a corporation organized as a sociedad anónima under the laws of the Republic of Colombia (the “Bank”), in connection with the public offering and registration under the United States of America Securities Act of 1933 (the “Act”) of U.S.$1,200,000,000 aggregate principal amount of 5.125 % Subordinated Notes due 2022 (the “Notes”) of the Bank.

We hereby confirm to you that our opinion is as set forth under the heading “Tax Considerations – Colombian Tax Considerations” in the Prospectus Supplement dated September 4, 2012 (“Prospectus Supplement”) relating to the offering of the Notes, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion on a Form 6-K to be incorporated by reference in the Bank’s Registration Statement on Form F-3 (File No. 333-168077) as Exhibit 8.3 thereto. By giving the foregoing consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/GÓMEZ-PINZÓN ZULETA ABOGADOS S.A.